DATE: July 28, 2005
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS REVENUE
GROWTH OF 34% FOR SECOND QUARTER OF 2005
Continuing Operating Leverage Drives
Earnings Growth in Excess of 42%
MINNEAPOLIS, July 28 2005 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported record sales of $65.6 million for the second quarter of 2005, a 34 percent increase over sales of $49.1 million in the comparable quarter of 2004 (with 1.3 percentage points of the increase coming from currency exchange rate changes). Sales of TherMatrx, acquired in July 2004, contributed 11.8 percentage points to second quarter sales growth. Net income in the quarter was a record $12.0 million, or $0.17 per share, up 42 percent from $8.4 million, or $0.12 per share, in the second quarter of 2004.
Sales for the first six months of 2005 were $127.8 million, up 33 percent from sales of $96.4 million for the comparable period of 2004 (with 1.4 percentage points of the increase coming from currency exchange rate changes). Net income in the six month period totaled $23.2 million, or $0.33 per share, up 41 percent from $16.5 million, or $0.24 per share, in the comparable period of 2004.
Martin J. Emerson, President and Chief Executive Officer, commented, “Revenue growth for the second quarter of 2005 was driven by both our organically developed and our recently acquired product lines. With nearly 42,000 patient solutions delivered by our physician customers in the quarter, AMS’ global impact has never been greater. Our men’s health business was driven by the continued market acceptance of our new erectile restoration pump technology as well as by sales of our TherMatrx™ product line, our recent acquisition for the treatment of benign prostatic hyperplasia. In our women’s health franchise, growth in our innovative prolapse offerings complemented our market-leading continence business. The ramp up of payers now reimbursing our Her Option™ endometrial cryoablation system progressed through the quarter, paving the way for gynecologists to offer this therapy to more patients in their offices.”
Mr. Emerson added, “Our record 28 percent operating margin in the first half of 2005 demonstrates our continued focus on leveraging our business as we grow. Our quarter ending balance in cash and short-term investments of $62.5 million strategically positions us for future investments. The cash generating strength of our operations going forward will also support us in meeting the future payment obligations of our two most recent acquisitions.”
Outlook
For the year 2005, the Company is increasing its annual revenue expectation to the range of $262 to $266 million. The Company estimates earnings per share on these revenues of $0.66 to $0.68, prior to the inclusion of any in-process research and development charge resulting from the recently completed Ovion acquisition. For the third quarter of 2005, AMS expects revenues to be in the range of $63 to $65 million, an increase of between 20 and 24 percent compared to the year ago quarter which included TherMatrx sales. The Company expects third quarter earnings per share of $0.15 to $0.16.

Earnings Call Information
American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its second quarter results for 2005. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live webcast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 132,000 patients in 54 countries during 2004.
Forward-Looking Statements
Statements about the Company’s market opportunities, future products, sales and financial results are forward-looking statements subject to risks and uncertainties such as the timing and success of new product introductions; physician acceptance, endorsement, and use of the Company’s products; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005 and its other SEC filings. Actual results may differ materially from anticipated results.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2004 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems Holdings, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 2, 2005	July 3, 2004		July 2, 2005	July 3, 2004

Net sales	$65,637	$49,093		$127,782	$96,406
Cost of sales	11,954	9,047		22,974	17,977

Gross profit	53,683	40,046		104,808	78,429

Operating expenses
Marketing and selling	23,494	17,250		45,150	33,743
Research and development	4,866	3,577		9,504	7,161
General and administrative	5,207	5,210		10,996	10,086
Amortization of intangibles	1,948	1,058		3,738	2,119

Total operating expenses	35,515	27,095		69,388	53,109

Operating income	18,168	12,951		35,420	25,320

Other income (expense)
Royalty income	508	430		986	921
Interest income	361	172		635	310
Interest expense	(41)	(248)		(96)	(449)
Other expense	(613)	(31)		(1,077)	(187)

Total other income	215	323		448	595

Income before income taxes	18,383	13,274		35,868	25,915

Provision for income taxes	6,376	4,845		12,619	9,459

Net income	$12,007	$8,429		$23,249	$16,456

Net income per share
Basic	$0.17	$0.13		$0.34	$0.25
Diluted	$0.17	$0.12		$0.33	$0.24

Weighted average common shares outstanding
Basic	68,972	66,768	(A)	68,437	66,626	(A)
Diluted	71,327	70,074	(A)	71,449	70,008	(A)
Note

(A)	July 3, 2004 average common shares have been adjusted for the stock split effective March 21, 2005.

American Medical Systems Holdings, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	July 2, 2005	January 1, 2005
Assets
Current assets
Cash and short-term investments	$62,496	$51,168
Accounts receivable, net	45,695	46,984
Inventories	19,785	21,719
Deferred taxes and other current assets	10,866	7,956

Total current assets	138,842	127,827

Property, plant and equipment, net	22,277	22,065
Goodwill and intangibles, net	167,147	147,157
Deferred taxes and other assets	3,365	3,501

Total assets	$331,631	$300,550

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,769	$4,237
Accrued liabilities and taxes	40,095	44,015

Total current liabilities	44,864	48,252

Other long term liabilities	3,126	3,126

Total liabilities	47,990	51,378

Stockholders’ equity	283,641	249,172

Total liabilities and stockholders’ equity	$331,631	$300,550

American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flow
(In thousands)
(Unaudited)

	Six Months Ended
	July 2, 2005	July 3, 2004
Cash flows from operating activities
Net income	$23,249	$16,456

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,899	3,466
Loss on asset disposals	45	(5)
Amortization of intangibles, including deferred financing costs	3,738	2,231
Non-cash deferred compensation	10	3
Income tax benefit related to stock options	3,220	1,294
Change in net deferred taxes	159	(618)

Changes in operating assets and liabilities
Accounts receivable	(166)	(3,693)
Inventories	1,601	704
Accounts payable and accrued expenses	(3,163)	(1,866)
Other assets	(3,372)	727

Net cash provided by operating activities	28,220	18,699

Cash flows from investing activities
Purchase of property, plant and equipment	(3,211)	(1,443)
Purchase of business	(24,053)	—
Purchase of license agreement	(770)	—
Purchase of investments	(30,338)	(11,349)
Sale of short term investments	29,757	—

Net cash used in investing activities	(28,615)	(12,792)

Cash flows from financing activities
Issuance of common stock	10,249	4,590
Payments on long-term debt	—	(3,478)

Net cash provided by financing activities	10,249	1,112

Effect of currency exchange rates on cash	890	(81)

Net increase in cash and cash equivalents	10,744	6,938

Cash and cash equivalents at beginning of period	35,689	58,953

Cash and cash equivalents at end of period	$46,433	$65,891

Supplemental disclosure
Cash paid for interest	$0	$299
Cash paid for taxes	$11,520	$9,820

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Sales
Product Line
Men’s pelvic health
Erectile restoration	$20,680	$17,919	$41,374	$35,384
Continence	13,402	12,266	26,650	24,432
Prostate treatment	6,735	1,089	13,382	2,255

Total men’s pelvic health	40,817	31,274	81,406	62,071

Women’s pelvic health	24,820	17,819	46,376	34,335

Total	$65,637	$49,093	$127,782	$96,406

Geography
United States	$50,737	$37,643	$99,070	$74,241
Outside United States	14,900	11,450	28,712	22,165

Total	$65,637	$49,093	$127,782	$96,406

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Percent of total sales
Product Line
Men’s pelvic health
Erectile restoration	32%	37%	32%	37%
Continence	20%	25%	21%	25%
Prostate treatment	10%	2%	10%	2%

Total men’s pelvic health	62%	64%	64%	64%

Women’s pelvic health	38%	36%	36%	36%

Total	100%	100%	100%	100%

Geography
United States	77%	77%	78%	77%
Outside United States	23%	23%	22%	23%

Total	100%	100%	100%	100%